                                                                    Exhibit 99.5


                                  $35,000,000


                                CREDIT AGREEMENT


                           Dated as of July 11, 2001

                                     Among

                           RIVERDELTA NETWORKS, INC.

                                  as Borrower

                                      and

                                MOTOROLA, INC.

                               as Initial Lender

                        T A B L E  O F  C O N T E N T S

Section                                                                    Page

                   ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.......................................  1
SECTION 1.02. Computation of Time Periods; Other Definitional Provisions..  2
SECTION 1.03. Accounting Terms............................................  2

                  ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances................................................  2
SECTION 2.02. Making the Advances.........................................  2
SECTION 2.03. Repayment of Advances.......................................  2
SECTION 2.04. Termination or Reduction of the Commitments.................  2
SECTION 2.05. Optional Prepayments........................................  2
SECTION 2.06. Interest....................................................  2
SECTION 2.07. Payments and Computations...................................  2
SECTION 2.08. Taxes.......................................................  2
SECTION 2.09. Use of Proceeds.............................................  2
SECTION 2.10. Convertibility..............................................  2

                       ARTICLE III CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Extension of Credit.........  2
SECTION 3.02. Conditions Precedent to Each Borrowing......................  2

                   ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower..............  2

                      ARTICLE V COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants.......................................  2
SECTION 5.02. Negative Covenants..........................................  2
SECTION 5.03. Reporting Requirements......................................  2

                          ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default...........................................  2

                           ARTICLE VII MISCELLANEOUS

SECTION 7.01. Amendments, Etc.............................................  2
SECTION 7.02. Notices, Etc................................................  2
SECTION 7.03. No Waiver; Remedies.........................................  2
SECTION 7.04. Costs and Expenses..........................................  2

SECTION 7.05. Right of Setoff.............................................  2
SECTION 7.06. Binding Effect..............................................  2
SECTION 7.07. Assignments.................................................  2
SECTION 7.08. Execution in Counterparts...................................  2
SECTION 7.09. Release of Collateral.......................................  2
SECTION 7.10. Jurisdiction, Etc...........................................  2
SECTION 7.11. Appointment of Attorney-in-Fact.............................  2
SECTION 7.12. Governing Law...............................................  2
SECTION 7.13. Restrictions on Certain Actions by the Lender...............  2
SECTION 7.14. Waiver of Jury Trial........................................  2

SCHEDULES

Schedule I          -    Prohibited Assignees
Schedule 4.01(c)    -    Authorizations, Approvals, Actions, Notices and Filings

EXHIBITS

Exhibit A           -    Form of Note
Exhibit B           -    Form of Notice of Borrowing
Exhibit C           -    Form of Assignment and Acceptance
Exhibit D           -    Form of Opinion of Counsel to the Borrower
Exhibit E           -    Form of Escrow Agreement

                                CREDIT AGREEMENT

     CREDIT AGREEMENT dated as of July 11, 2001 between RIVERDELTA NETWORKS, INC., a Delaware corporation (the "Borrower"), and MOTOROLA, INC., a Delaware corporation, as the Initial Lender (the "Initial Lender").

PRELIMINARY STATEMENTS:

     (1) Pursuant to the Merger Agreement dated as of July 11, 2001 (as amended (as defined in Section 1.02), the "Merger Agreement") among the Borrower, the Initial Lender and Bayou Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary (as hereinafter defined) of the Initial Lender ("Merger Sub"), the Borrower has agreed to consummate a merger (the "Merger") with Merger Sub in which the Borrower will be the surviving corporation.

     (2) The Borrower has requested that, from time to time, from and after the execution of the Merger Agreement, the Lender lend to the Borrower up to $35,000,000 in the aggregate to provide working capital for the Borrower and its Subsidiaries. The Lender has indicated its willingness to agree to lend such amounts on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. Certain Defined Terms. As used in this Agreement, the
                   ---------------------
following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Actual Change of Control" means any Person or two or more Persons acting in concert other than the Equity Holders or the Lender or any of its Subsidiaries shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Exchange Act), directly or indirectly, of more than 40% of the Voting Interests of the Borrower (or other securities convertible into such Voting Interests).

          "Advance" has the meaning specified in Section 2.01.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

          "Approval Condition" means that the Board of Directors of the Lender has approved the Merger Agreement and the transactions contemplated thereby on or prior to July 31, 2001.

          "Assignment and Acceptance" means an assignment and acceptance entered into by the Lender and an Eligible Assignee in accordance with Section 7.07 and in substantially the form of Exhibit C hereto.

          "Board" has the meaning specified in Section 2.10(b)(ii).

          "Borrower" has the meaning specified in the recital of parties to this Agreement.

          "Borrower Convertibility Period" means the period from (a) the earliest of (i) the Disapproval Date, (ii) if the Approval Condition has not been met, August 1, 2001, and (iii) otherwise, the date on which the Borrower shall have consummated a Qualified Financing, to (b) the date on which all Advances and other Obligations of the Borrower under the Loan Documents are paid in full and the Lender no longer has any Commitment hereunder.

          "Borrower's Account" means the account of the Borrower maintained by the Borrower with Silicon Valley Bank at its office at Santa Clara, California 95055, Account No. 3300168441, or such other account as the Borrower shall specify in writing to the Lender.

          "Borrowing" means a borrowing consisting of an Advance by the Lender.

          "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City.

          "Capital Expenditures" means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

          "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

          "Cash Equivalents" means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents or the Secured Facility Documents and having a maturity of not greater than 90 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States or (b) insured certificates of deposit of or time deposits with any commercial bank that is a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors Service, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1 billion.

          "Change of Control" means the occurrence of any of the following: (a) any Person or two or more Persons acting in concert other than the Equity Holders or the Lender or any of its Subsidiaries shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Exchange Act), directly or indirectly, of more than 15% of the Voting Interests of the Borrower (or other securities convertible into such Voting Interests); or (b) at any time after the date of this Agreement, individuals who as of the date hereof were directors of the Borrower shall cease for any reason to constitute a majority of the Board; or (c) any Person or two or more Persons acting in concert other than the Lender or any of its Subsidiaries and other than pursuant to the Merger Agreement shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower; or
     (d) the Equity Holders, or any other Person controlled by the Equity Holders, shall create, incur, assume or suffer to exist Liens on Equity Interests in the Borrower in an aggregate amount of such Equity Interests in excess of the amount of such Equity Interests that if otherwise sold, transferred or otherwise disposed of would cause a Change of Control.

          "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Lender.

          "Collateral Documents" means the Security Agreement and any other agreement that creates or purports to create a Lien in favor of the Lender.

          "Commission" means the Securities and Exchange Commission and any successor agency of the Federal government administering the Securities Act and the Exchange Act.

          "Commitment" means at any time $35,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04.

          "Commitment Termination Date" means the earlier to occur of (i) March 10, 2002 and (ii) the date on which the Merger Agreement is terminated by the Borrower in accordance with its terms (other than a termination pursuant to Section 10.01(f) of the Merger Agreement).

          "Common Stock" means (i) the Common Stock, par value $.01 per share, of the Borrower, (ii) any other capital stock of the Borrower, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Borrower, and (iii) any other securities into which or for which any of the securities described in clause (i) or (ii) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Contingent Obligation" means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent,
     (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
     (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

          "Continuing Directors" means individuals who are members of the Board on the date hereof and any new directors whose nomination for election or election was approved by a majority of the Continuing Directors then in office.

          "Conversion Price" has the meaning specified in the Note.

          "Conversion Securities" has the meaning specified in the Note.

          "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Contingent Obligations of such Person and (i) all indebtedness and other payment Obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Disapproval Date" means the date on which the Board of Directors of the Lender meets to consider and rejects the Merger Agreement.

           "Disclosure Schedule" has the meaning specified in the Merger Agreement.

           "Effective Date" means the first date on which the conditions set forth in Article III shall have satisfied.

           "Eligible Assignee" means (i) an Affiliate of the Lender; (ii) a commercial bank, insurance company, financial institution, fund or other Person that regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement; and (iii) any other Person that would constitute a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act of 1933, as amended, or other "accredited investor" (as defined in Regulation D of the Securities Act of 1933, as amended); provided, however, that neither the Borrower nor any Person specified on Schedule I hereto shall qualify as an Eligible Assignee under this definition.

           "Equity Holders" means holders of Equity Interests of the Borrower on the date of this Agreement.

           "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

          "Escrow Account" has the meaning specified in the Escrow Agreement.

          "Escrow Agent" means State Street Bank and Trust Company, a Massachusetts trust company, as escrow agent under the Escrow Agreement.

          "Escrow Agreement" means the escrow agreement dated as of July 11, 2001 among the Lender, the Borrower and the Escrow Agent, in substantially the form of Exhibit E attached hereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Events of Default" has the meaning specified in Section 6.01.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

          "Existing Debt" means Debt of the Borrower outstanding immediately before giving effect to the consummation of the Loan Transaction.

          "Facility" means, at any time, the amount of the Lender's Commitment at such time.

          "Fiscal Year" means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

          "GAAP" has the meaning specified in Section 1.03.

          "Indemnified Party" has the meaning specified in Section 7.04(b).

          "Initial Extension of Credit" means the initial Borrowing hereunder.

          "Initial Lender" has the meaning specified in the recital of parties to this Agreement.

          "Initial Public Offering" means the first underwritten public offering of the Common Stock for the account of the Borrower pursuant to a registration statement filed with the Commission under the Securities Act.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of "Debt" in respect of such Person.

          "Investor Rights Agreement" means the First Amended and Restated Investor Rights Agreement dated as of March 22, 2000, as amended, among the Borrower and the Stockholders (as defined therein).

          "Lender" means the Initial Lender and any Person that shall become the Lender hereunder pursuant to Section 7.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

          "Lender Convertibility Period" means the period from (a) the date on which the Merger Agreement is terminated in accordance with its terms to
     (b) the date on which all Advances and other Obligations of the Borrower under the Loan Documents are paid in full and the Lender no longer has any Commitment hereunder.

          "Lender's Account" means the account of the Lender maintained by the Lender with Bank of America, N.A. at its office at Chicago, Illinois, Account No. 8188-8-01112, or such other account as the Lender shall specify in writing to the Borrower.

          "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

          "Loan Documents" means (i) this Agreement, (ii) the Note, (iii) the Escrow Agreement and (iv) the Collateral Documents, in each case as amended.

          "Loan Transaction" means the Advances and the other transactions contemplated by the Loan Documents (other than the Merger).

          "Margin Stock" has the meaning specified in Regulation U.

          "Material Adverse Effect" means a "Company Material Adverse Effect", as such term is defined in the Merger Agreement.

          "Merger" has the meaning specified in the Preliminary Statements.

          "Merger Agreement" has the meaning specified in the Preliminary Statements.

          "Merger Documents" means the Merger Agreement and the documents executed in connection therewith, but does not include the Loan Documents.

          "Merger Sub" has the meaning specified in the Preliminary Statements.

          "Note" means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to the Lender resulting from the Advances made by the Lender, as amended.

          "Notice of Borrowing" has the meaning specified in Section 2.02.

          "Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

          "Opposed Change of Control" means the occurrence of either (i) the public announcement of an offer to purchase or exchange for cash or other consideration 30% or more of the Voting Securities which is made by another Person or group and with respect to which the Board recommends rejection, expresses no opinion and remains neutral or is unable to take a position, in any case, within the time period required by the Exchange Act, or (ii) the failure of a majority of the members of the Board to constitute Continuing Directors.

          "Other Taxes" has the meaning specified in Section 2.08(b).

          "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; and

     (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations.

          "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Qualified Financing" means the first closing after the date hereof of an equity financing by the Borrower in which the gross proceeds received by the Borrower are equal to or greater than $20,000,000.

           "Redeemable Preferred Interests" means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person's property and assets, whether by dividend or upon liquidation and that (a) such Person has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of such Person or (b) is redeemable at the option of the holder.

          "Registrable Securities" shall have the meaning specified in the Investor Rights Agreement.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Secured Facility Documents" means the Loan and Security Agreement dated as of June 30, 2000 between Silicon Valley Bank and the Borrower, as amended, and the other agreements and documents entered into in connection therewith.

          "Secured Obligations" means all Obligations of the Borrower now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

          "Securities Act" means the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

          "Security Agreement" has the meaning specified in Section 3.01(a)(ii).

          "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

          "Successor Agreement" has the meaning specified in Section 2.10(b)(i).

          "Taxes" has the meaning specified in Section 2.08(a).

          "Termination Date" means the earliest of (a) July 11, 2002, (b) the date of termination in whole of the Commitment pursuant to Section 6.01,
     (c) the date of acceleration of the amounts due hereunder and under the Note pursuant to Section 6.01, and (d) the date on which all Advances and other Obligations of the Borrower under the Loan Documents are paid or converted in full and the Lender no longer has any Commitment hereunder.

          "Transaction" means (a) the Loan Transaction and (b) from and after the date on which the Merger is consummated in accordance with the terms of the Merger Agreement, the Merger.

          "Transaction Documents" means, collectively, the Loan Documents and the Merger Documents.

          "United States" means United States of America.

          "Unused Commitment" means, at any time, (a) the Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances outstanding at such time and (ii) the amount withdrawn from the Escrow Account at or prior to such time pursuant to the terms of the Escrow Agreement.

          "Voting Interests" means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

          "Voting Securities" has the meaning specified in Section 7.13(a).

     SECTION 1.02. Computation of Time Periods; Other Definitional Provisions.
                   ----------------------------------------------------------
In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". References in the Loan Documents to any agreement or contract "as amended" shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

     SECTION 1.03. Accounting Terms. All accounting terms not specifically
                   ----------------
defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.05 of the Merger Agreement ("GAAP").

                                  ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

     SECTION 2.01. The Advances (a). The Lender agrees, on the terms and
                   ------------
conditions hereinafter set forth, to make advances (each an "Advance") to the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date in an amount for each such Advance not to exceed the Unused Commitment at such time. Each Borrowing shall be in an aggregate amount of $1,000,0000 or an integral multiple of $500,000 in excess thereof;

provided, however, that the Initial Extension of Credit shall be $10,000,000 and the aggregate amount of Borrowings made during each 30 day period thereafter shall not exceed $3,500,000. Pursuant to the terms of, and subject to the conditions set forth in, the Escrow Agreement, the Borrower shall be entitled to withdraw amounts on deposit in the Escrow Account on or after the earlier of (i) the Disapproval Date and (ii) if the Approval Condition has not been met, August 1, 2001, in an amount not to exceed the amount of the Unused Commitment on the date of such drawing, after giving effect to any Borrowing to be made on such drawing date; provided that, simultaneous with the delivery of a Seller Escrow Notice (as defined in the Escrow Agreement) to the Escrow Agent, the Borrower shall deliver a copy of such Seller Escrow Notice to the Lender via facsimile or hand delivery. The Lender hereby agrees that, simultaneous with the delivery of a Buyer Escrow Notice (as defined in the Escrow Agreement) to the Escrow Agent, the Lender shall deliver a copy of such Buyer Escrow Notice to the Borrower via facsimile or hand delivery. The withdrawal of any amounts on deposit in the Escrow Account by the Borrower and each payment or prepayment of amounts owing under or in respect of the Secured Facility Documents by the Lender pursuant to
Section 7.11 shall be deemed for all purposes of this Agreement and the other Loan Documents to be an Advance hereunder in an amount equal to such withdrawal or such payment or prepayment, as the case may be, other than for purposes of the amount limitations set forth in this Section 2.01 and in the Note, the procedures set forth in Section 2.02 and the conditions set forth in Section
3.02. Amounts borrowed, or deemed to be borrowed, under this Section 2.01 and repaid or prepaid may not be reborrowed.

     SECTION 2.02. Making the Advances. Each Borrowing (other than the Initial
                   -------------------
Extension of Credit) shall be made on notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Borrowing, by the Borrower to the Lender. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing or telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing and (ii) aggregate amount of such Borrowing. Each Notice of Borrowing shall be irrevocable and binding on the Borrower. Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make available, in same day funds, such Borrowing to the Borrower by transferring funds to the Borrower's Account.

     SECTION 2.03. Repayment of Advances. To the extent not converted
                   ---------------------
pursuant to Section 2.10, the Borrower shall repay to the Lender on the Termination Date the aggregate principal amount of the Advances then outstanding, together with accrued interest thereon.

     SECTION 2.04. Termination or Reduction of the Commitments. Upon each
                   -------------------------------------------
repayment or prepayment of the Advances, the Commitment of the Lender shall be automatically and permanently reduced by an amount equal to the amount of such repayment or prepayment.

     SECTION 2.05. Optional Prepayments. The Borrower may, subject to the rights
                   --------------------
of the Lender under Section 2.10, upon at least 10 Business Days' written notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances in whole or in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

     SECTION 2.06. Interest (i). (a) Scheduled Interest. Interest on the unpaid
                   --------          ------------------
principal amount of each Advance owing to the Lender from the date of such Advance (or the date any interest is added to any principal amount pursuant to this Section 2.06) until such principal amount shall be paid in full, shall accrue at the rate of 10.0% per annum. On the last Business Day of each fiscal quarter of the Borrower, the aggregate amount of interest that shall have accrued during such fiscal quarter on Advances shall be added to the aggregate principal amount of such Advances; provided, however, that no such amounts shall be deemed to be Advances for purposes of calculating the Unused Commitment.

     (b) Default Interest. Upon the occurrence and during the continuance of an
         ----------------
Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to the Lender, payable on demand, at a rate per annum equal at all times to 12.0% per annum and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 12.0% per annum.

     SECTION 2.07. Payments and Computations. (a) The Borrower shall make each
                   -------------------------
payment hereunder and under the Note, irrespective of any right of counterclaim or setoff, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Lender at the Lender's Account in same day funds, with payments being received by the Lender after such time being deemed to have been received on the next succeeding Business Day.

     (b) The Borrower hereby authorizes the Lender and each of its Affiliates, if and to the extent any payment owed to the Lender is not made when due hereunder or under the Note, to set off and otherwise apply from time to time, to the fullest extent permitted by law, any and all indebtedness owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any amount so due.

     (c) All computations of interest shall be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest shall accrue. Each determination by the Lender of interest accrued hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (d) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

     SECTION 2.08. Taxes. (a) Any and all payments by or for the account of the
                   -----
Borrower hereunder or under the Note or any other Loan Document shall be made, in accordance with Section 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes that are imposed on the Lender's overall net income by the United States and taxes that are imposed on its overall net income by the state or foreign jurisdiction under the laws of which the Lender is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Note being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note or any other Loan Document to the Lender, (i) the sum payable by the Borrower shall be increased as may be necessary so that after the Borrower has made all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Lender receives an amount equal to the sum it would have received had no such deductions been made, provided that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States or any state thereof, (ii) the Borrower shall make all such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that to the extent that the Lender is entitled to any rebates, refunds or deductions as a result of any amounts paid by the

Borrower under this Section 2.08, the sum payable by the Borrower shall be decreased by the amount of any such rebates, refunds or deductions.

     (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the Note (hereinafter referred to as "Other Taxes").

     (c) The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this
Section 2.08, imposed on or paid by the Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Note by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to the Lender stating that such payment is exempt from Taxes. For purposes of this Section 2.08(d), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

     SECTION 2.09. Use of Proceeds. The proceeds of the Advances shall be
                   ---------------
available (and the Borrower agrees that it shall use such proceeds) solely to provide working capital for the Borrower and its Subsidiaries.

     SECTION 2.10. Convertibility. (a) At any time and from time to time during
                   --------------
the Lender Convertibility Period, the Lender may elect, by notice to the Borrower, to convert all, or a portion of, the aggregate principal and interest of the Advances then outstanding into Conversion Securities of the Borrower at the Conversion Price and on such other terms as are set forth in the Note. At any time and from time to time during the Borrower Convertibility Period, the Borrower may elect, by notice to the Lender, to convert all, or a portion of, the aggregate principal and interest of the Advances then outstanding into Conversion Securities of the Borrower at the Conversion Price and on such other terms as are set forth in the Note.

     (b) Following the conversion of any or all of the Advances, the Lender and the Borrower agree as follows:

         (i) The Conversion Securities shall be deemed to be Registrable Securities for purposes of, and the Lender shall enjoy and be subject to the rights and obligations of a holder of Registrable Securities, under
     Article IV (with the exception of Section 4.3 thereof) of the Investor Rights Agreement or the corresponding provisions of a successor agreement, if any, relating to such rights and obligations (a "Successor Agreement").

         (ii) The Lender agrees to vote all the Conversion Securities held by it in favor of the election of persons to the Board of Directors of the Borrower (the "Board") who are designated in accordance with Section 5.1 of the Investor Rights Agreement or the corresponding provisions of any Successor Agreement.

         (iii) For so long as the Lender or a permitted transferee of the Lender holds at least 1,000,000 shares of Conversion Securities, the Borrower will deliver to the Lender or such permitted transferee financial statements in accordance with Section 6.1 of the Investor Rights Agreement; provided that the Borrower's obligation to provide such financial statements shall terminate at such time as the Common Stock is registered under Section 12 of the Exchange Act.

         (iv) From and after the earlier of the Disapproval Date and, if the Approval Condition has not been met, August 1, 2001, and until such time as
     (x) the Initial Public Offering is consummated or (y) an Actual Change of Control has occurred, if any Person unaffiliated (as the term affiliate is used for purposes of Regulation D of the Securities Act) with, and unrelated to, the Equity Holders offers to acquire in a bona fide transaction that is approved and recommended to the stockholders of the Borrower by the Board, either (A) all or substantially all of the capital stock of the Borrower (whether in connection with a merger or consolidation of the Borrower, an offer to purchase capital stock of the Borrower directed to all or substantially all of the stockholders of the Borrower, or otherwise), or (B) all or substantially all of the assets of the Borrower, and stockholders holding at least a majority of the shares entitled to vote thereon vote to approve such offer, the Lender shall be obligated to (I) vote all of its Conversion Securities in favor of the transaction contemplated by such offer, to the extent any such vote is required for the consummation of any such transaction, (II) transfer all of its Conversion Securities that it then holds of record or beneficially in connection with such transaction on terms no less favorable to the Lender than those accepted by such stockholders pursuant to such vote, (III) waive any and all appraisal rights it may have under the General Corporation Law of the State of Delaware, and (IV) execute and deliver all documents reasonably necessary to effectuate such transaction; provided that (w) the Lender shall only be obligated to sell its Conversion Securities on the same terms and conditions (including indemnification) as other stockholders (applied on a pro rata basis based on relative ownership interests); (x) the Lender shall not be required to make any representation or warranty other than with respect to its ownership of the Conversion Securities being sold in such drag-along transaction; (y) the Lender will indemnify the purchaser in such drag-along transaction on the same terms and conditions applicable to other stockholders of the Borrower (applied on a pro rata basis based on relative ownership interests), but will not be subject to any liability or obligation in excess of the amounts of the proceeds received by it in such drag-along transaction; and (z) other than its indemnification obligations (described above), the Lender will not be subject to any obligation that would interfere with the operation of its business. If the Lender fails or refuses to vote or sell its Conversion Securities as required by, or votes its Conversion Securities in contravention of this Section 2.10(b)(iv), the Lender hereby grants to the President or the Treasurer of the Borrower an irrevocable proxy, and the Lender hereby appoints the President or the Treasurer of the Borrower and each of them acting singly, its attorney-in-fact, to sell such Conversion Securities in accordance with the terms of this Section 2.10(b)(iv). At the closing of any such transaction, the Lender shall deliver, against receipt of the consideration specified in the offer, certificates representing the Conversion Securities that the Lender holds of record or beneficially, with all endorsements necessary for transfer. In the event that the Lender fails or refuses to comply for any reason with the provisions of this Section 2.10(b)(iv), the Borrower may elect to proceed with the transaction notwithstanding such failure or refusal and, in such event and upon tender of the specified consideration to the Lender, the rights of the Lender with respect to such Conversion Securities shall cease.

         (v) For purposes of determining the number of shares of Registrable Securities held by a holder of Conversion Securities in connection with any action or consent by holders of Registrable Securities pursuant to the terms of the Investor Rights Agreement or any Successor Agreement, such holder of Conversion Securities shall be deemed to hold that number of Registrable Securities as is equal to the lesser of (A) the number of Registrable Securities actually held by such holder, and (B) such number of Registrable Securities which would result in the aggregate number of shares of Registrable Securities held by all holders of Conversion Securities being equal to twenty percent (20%) of the aggregate number of Registrable Securities held by all holders of Registrable Securities (after giving effect to this clause (B)).

          (vi) The provisions of the Investor Rights Agreement or any Successor Agreement may not be amended, modified or waived in a manner which affects the holders of Conversion Securities in a manner differently than other holders of Registrable Securities without the prior written consent of holders of a majority of the then outstanding Conversion Securities.

                                  ARTICLE III

                              CONDITIONS OF LENDING

     SECTION 3.01. Conditions Precedent to Initial Extension of Credit. The
                   ---------------------------------------------------
obligation of the Lender to make an Advance on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Initial Extension of
Credit:

     (a) The Lender shall have received on or before the day of the Initial Extension of Credit the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender (unless otherwise specified):

                (i)   The Note payable to the order of the Lender.

                (ii) A security agreement in form and substance satisfactory to the Lender (as amended, the "Security Agreement"), duly executed by the Borrower, together with such stock certificates, stock powers, debt instruments, executed UCC financing statements, evidence of the completion of all other actions, recordings and filings with respect to the Collateral, UCC search results and evidence of insurance as may be requested by the Lender, in each case, in form and substance satisfactory to the Lender, and which collectively will create a perfected lien and security interest in the Collateral having priority over all other Liens, other than those created by the Senior Facility Documents;

               (iii) Certified copies of the resolutions of the Board approving the Loan Transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Loan Transaction and each Loan Document to which it is or is to be a party.

               (iv) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of the Borrower, dated reasonably near the date of the Initial Extension of Credit, certifying (A) as to a true and correct copy of the charter of the Borrower and each amendment thereto on file in such Secretary's office and (B) that (1) such amendments are the only amendments to the Borrower's charter on file in such Secretary's office, (2) the Borrower has paid all franchise taxes to the date of such certificate and (C) the Borrower is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

               (v) Officer's and secretary's certificates of the Borrower in form and substance satisfactory to the Lender.

              (vi) Evidence of insurance with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Lender.

              (vii) A Notice of Borrowing relating to the Initial Extension of Credit.

              (viii) Favorable opinion of counsel for the Borrower, substantially in the form attached hereto as Exhibit D.

          (b) Before giving effect to the Transaction, no event shall have occurred and no condition shall exist that would be reasonably likely to have a Material Adverse Effect since April 30, 2001.

          (c) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.

          (d) All governmental and third party consents and approvals necessary in connection with the Loan Transaction shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender) and shall remain in effect; all applicable waiting periods in connection with the Loan Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lender, in each case that restrains, prevents or imposes materially adverse conditions upon the Loan Transaction or the rights of the Borrower or its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

          (e) The Merger Agreement shall be in full force and effect.

     SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of the
                   --------------------------------------
Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing no Event of Default has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing such statement is true).

                                  ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties of the Borrower. The Borrower
                   ----------------------------------------------
represents and warrants as follows:

         (a) Sections 4.01, 4.02, 4.05, 4.06, 4.07(a), 4.09(a)(iii), 4.11 and
     4.15 of the Merger Agreement, Sections 4.01, 4.02, 4.05, 4.06, 4.07(a),
     4.09(a)(iii), 4.11 and 4.15 of the Disclosure

     Schedule, and all terms used in such Sections and Schedules that are defined in the Merger Agreement are incorporated herein by reference in their entirety.

          (b) The execution, delivery and performance by the Borrower of each Loan Document to which it is or is to be a party, and the consummation of the Loan Transaction, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's charter or bylaws, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Borrower, any of its Subsidiaries or any of their properties, other than any conflict or violation that would not result in a Material Adverse Effect, or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Borrower or any of its Subsidiaries. Neither the Borrower, nor any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could be reasonably likely to have a Material Adverse Effect.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by the Borrower of any Loan Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by the Borrower of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents or (iv) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) hereto, all of which have been duly obtained, taken, given or made and are in full force and effect or, in the case of the filing of financing statements under the Uniform Commercial Code and filings with the United States Patent and Trademark Office and the United States Copyright Office, will be duly taken within 10 days after the date hereof. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Borrower or its Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

          (d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

          (e) No information, exhibit or report furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

          (f) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (g) Neither the Borrower nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Commission thereunder.

          (h) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Lender a valid and, together with such filings and other actions, perfected security interest in the Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. The Borrower is the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests existing under the Secured Facility Documents or created or permitted under the Loan Documents.

          (i) Neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could be reasonably likely to have a Material Adverse Effect.

          (j) Neither the Borrower nor any of its Subsidiaries owns any real property.

                                   ARTICLE V

                           COVENANTS OF THE BORROWER

     SECTION 5.01. Affirmative Covenants. So long as any Advance or any other
                   ---------------------
Obligation of the Borrower under any Loan Document shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will:

          (a) Compliance with Laws, Etc. Comply, and cause each of its
              -------------------------
     Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970.

          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its
              ---------------------
     Subsidiaries to pay and discharge, before the same shall become delinquent,
     (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

          (c) Maintenance of Insurance. Maintain, and cause each of its
              ------------------------
     Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

          (d) Preservation of Corporate Existence, Etc. Preserve and maintain,
              ----------------------------------------
     and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises.

          (e) Visitation Rights. At any reasonable time and from time to time,
              -----------------
     permit the Lender, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, subject to the right of the Borrower to limit such rights of the Lender if the Borrower determines in good faith that the exercise of such rights by the Lender would be detrimental to the Borrower.

          (f) Keeping of Books. Keep, and cause each of its Subsidiaries to
              ----------------
     keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

          (g) Transactions with Affiliates. Conduct, and cause each of its
              ----------------------------
     Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          (h) Further Assurances. (i) Promptly upon request by the Lender,
              ------------------
     correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

           (ii) Promptly upon request by the Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Lender, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject the Borrower or any of its Subsidiaries' properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which the

     Borrower or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

          (i) Repayment and Termination of Secured Facility Documents. Upon
              --------------------------------------------------------
     request of the Lender on or after July 12, 2002, immediately repay in full all amounts owing under or in respect of the Secured Facility Documents and terminate each Secured Facility Document.

          (j) Termination of Escrow Agreement. Immediately upon receiving
              -------------------------------
     written notification from the Lender that the Approval Condition has been met, take all actions reasonably requested by the Lender in order to terminate the Escrow Agreement and have all funds then on deposit in the Escrow Account delivered to the Lender, including, without limitation, executing and delivering any consent or agreement reasonably requested by the Lender or the Escrow Agent.

          (k) Observer Rights. At each meeting of the Board, permit a designee
              ---------------
     of the Lender to attend such meeting, subject to the right of such Board to exclude such designee from any meeting (or part thereof) if such Board determines in good faith that attendance at such meeting (or part thereof) by such designee would be detrimental to the Borrower.

     SECTION 5.02. Negative Covenants. So long as any Advance or any other
                   ------------------
Obligation of the Borrower under any Loan Document shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will not, at any time:

          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit
              ----------
any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

              (i) Liens created under the Loan Documents or the Secured Facility Documents;

              (ii) Permitted Liens;

              (iii) Liens existing on the date hereof and described in Section 4.07(a) of the Disclosure Schedule;

              (iv) Purchase money Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and

             (v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iii); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases.

          (b) Debt. Create, incur, assume or suffer to exist, or permit any of
              ----
     its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

             (i)   Debt under the Loan Documents,

             (ii)  Debt secured by Liens permitted by Section 5.02(a)(iv),

             (iii) (x) Capitalized Leases, and (y) in the case of Capitalized Leases to which any Subsidiary of the Borrower is a party, Debt of the Borrower of the type described in clause (h) of the definition of "Debt" guaranteeing the Obligations of such Subsidiary under such Capitalized Leases, and

             (iv)  the Existing Debt.

          (c) Change in Nature of Business. Make, or permit any of its
              ----------------------------
     Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

          (d) Mergers, Etc. Merge into or consolidate with any Person or permit
              ------------
     any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

              (i) the Borrower may consummate the Merger in accordance with the terms of the Merger Agreement;

              (ii) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower;

              (iii) any of the Borrower's Subsidiaries may merge into the Borrower; and

              (iv) the Borrower may enter into any merger agreement that provides that the Borrower's Obligations under the Loan Documents will be paid in full in cash upon consummation of the merger contemplated thereby.

     provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default and, in the case of any such merger to which the Borrower is a party (other than a merger permitted by clause (iv) of this Section 5.02(d)), the Borrower is the surviving corporation.

          (e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose
              ----------------------
     of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets other than inventory to be sold in the ordinary course of its business, except:

              (i) sales of inventory in the ordinary course of its business, and

              (ii) dispositions of obsolete assets.

          (f) Investments in Other Persons. Make or hold, or permit any of its
              ----------------------------
     Subsidiaries to make or hold, any Investment in any Person, except:

               (i) equity Investments by the Borrower and its Subsidiaries in their Subsidiaries outstanding on the date hereof;

               (ii) Investments held in connection with any merger permitted by
          Section 5.02(d);

               (iii) loans and advances to employees in the ordinary course of the business of the Borrower and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $100,000 at any time outstanding;

               (iv) Investments by the Borrower and its Subsidiaries in Cash Equivalents; and

               (v) Investments existing on the date hereof.

          (g) Restricted Payments. Declare or pay any dividends, purchase,
              -------------------
     redeem, retire, defease or otherwise acquire for value (other than pursuant to a Retention Plan under the Merger Agreement) any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests therein, except that, so long as no Default shall have occurred and be continuing at such time or would result therefrom, the Borrower may (i) repurchase Equity Interests from Persons terminating their employment or consulting services for the Borrower in accordance with the terms of agreements between the Borrower and such Persons, provided that in no event shall the aggregate amount of payments made to any Person exceed $100,000, (ii) declare and pay dividends and distributions payable only in common stock of the Borrower and (iii) accept capital contributions from the Equity Holders.

          (h) Payments, Etc., of Debt. Pay, redeem, purchase, defease or
              -----------------------
     otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (i) the prepayment of the Advances in accordance with the terms of this Agreement and (ii) regularly scheduled or required payment, repayments or redemptions of Existing Debt, or amend, modify or change in any manner any term or condition of any Existing Debt, or permit any of its Subsidiaries to do any of the foregoing other than to pay any Debt payable to the Borrower.

          (i) Partnerships, Etc. Become a general partner in any general or
              -----------------
     limited partnership or joint venture, or permit any of its Subsidiaries to do so.

          (j) Capital Expenditures. Make, or permit any of its Subsidiaries to
              --------------------
     make, any Capital Expenditures in excess of the amount allowed pursuant to the Merger Agreement.

          (k) No Subsidiary. Acquire or create or otherwise organize any
              -------------
     Subsidiary, or permit any Subsidiary to own any assets, or enter into or conduct any business, or engage in any activity, other than those activities that are incidental to its existence as a corporation.

          (l) Amendment, Etc., of Secured Facility Documents. Amend, modify or
              ----------------------------------------------
     change in any manner any provision of any Secured Facility Document or give any consent, waiver or approval thereunder, other than an extension of the current maturity date thereof to a date no later than the Closing Date (as defined in the Merger Agreement).

     SECTION 5.03. Reporting Requirements. So long as any Advance or any other
                   ----------------------
Obligation of the Borrower under any Loan Document shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will furnish to the
Lender:

          (a) Default Notice. As soon as possible and in any event within two
              --------------
     days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default, event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

          (b) Quarterly Financials. As soon as available and in any event within
              --------------------
     45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

          (c) Subsidiaries. Prior to the occurrence thereof, notice that any
              ------------
     Subsidiary of the Borrower owns any assets, or has entered into or conducted any business, or has engaged in any activity, other than those activities that are incidental to such Subsidiary's existence as a corporation.

          (d) Other Information. Such other information respecting the business,
              -----------------
     condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries as the Lender, may from time to time reasonably request.

                                  ARTICLE VI

                               EVENTS OF DEFAULT

     SECTION 6.01. Events of Default. If any of the following events ("Events of
                   -----------------
Default") shall occur and be continuing:

          (a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrower shall fail to pay any interest on any Advance, or the Borrower shall fail to make any other payment under any Loan Document, in each case under this clause (ii) when the same becomes due and payable; or

          (b) any representation or warranty made by the Borrower (or any of its officers) under or in connection with any Loan Document shall fail to be true and correct when made and such failure shall result in a Material Adverse Effect; or

          (c) the Borrower materially breaches any term, covenant or agreement contained in Section 2.09, 5.01(d), (e) or (g), 5.02 (other than 5.02(b)) or 5.03(a) or (c); or

          (d) the Borrower shall materially breach any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) an officer of the Borrower becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by the Lender; or

          (e) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of the Borrower or such Subsidiary (as the case may be) that is outstanding in a principal amount of at least $5,000,000 either individually or in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt or otherwise to cause such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (f) the Borrower or any of its Subsidiaries shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

          (g) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $1,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(h) shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing, unless such cessation shall have been cured within 15 Business Days after written notice thereof shall have been given to the Borrower by the Lender; or

          (i) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(h) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby, unless such cessation shall have been cured within 15 Business Days after written notice thereof shall have been given to the Borrower by the Lender; or

          (j) a Change of Control, other than a Qualified Financing, shall occur;

then, and in any such event, the Lender (i) may, by notice to the Borrower, declare the Commitment of the Lender and the obligation of the Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and
(ii) may, by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Commitment of the Lender and the obligation of the Lender to make Advances shall automatically be terminated and (y) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                  ARTICLE VII

                                  MISCELLANEOUS

     SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of
                   ---------------
this Agreement or the Note or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 7.02. Notices, Etc. All notices and other communications provided
                   ------------
for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrower, at its address at 3 Highwood Drive, Tewksbury, Massachusetts 01876, Attention: David Callan, Facsimile: (978) 858-2399, with a copy to Mintz Levin Cohn Ferris Glovsky and Popeo PC, One Financial Center, Boston, Massachusetts 02111,
Attention: Joseph P. Curtin, Facsimile: (617) 542-2241; if to the Initial Lender, at its address at 1303 E. Algonquin Road, Schaumburg, Illinois 60196,
Attn: General Counsel, Facsimile: (847) 576-3750, with a copy to Broadband Communications Sector, 101 Tournament Drive, Horsham, PA 19044, Facsimile: 215-323-1300; if to any other Lender, at its address specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to the Lender pursuant to Article II or III shall not be effective until received by the Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

     SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to
                   -------------------
exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 7.04. Costs and Expenses. (a) The Borrower agrees to pay on demand
                   ------------------
all costs and expenses of the Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Lender with respect thereto).

     (b) The Borrower agrees to indemnify, defend and save and hold harmless the Lender and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the Loan Transactions, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct, it being understood that notwithstanding anything herein to the contrary, the Lender shall be responsible for the payment of all costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Lender in connection with the preparation, negotiation and execution of this Agreement. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 7.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Loan Transaction is consummated. The Borrower also agrees not to assert any claim against the Lender or any of its Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

     (c) If the Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrower by the Lender, in its sole discretion.

     (d) Without prejudice to the survival of any other agreement of the Borrower hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Section 2.08 and this Section 7.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

     SECTION 7.05. Right of Setoff. Upon (a) the occurrence and during the
                   ---------------
continuance of any Event of Default and (b) the declaration by the Lender that the Note has become due and payable pursuant to the provisions of Section 6.01, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all indebtedness at any time owing by the Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Lender shall have made any demand under this Agreement or the Note and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender and its Affiliates under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Lender and its Affiliates may have.

     SECTION 7.06. Binding Effect. This Agreement shall become effective when it
                   --------------
shall have been executed by the Borrower and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

     SECTION 7.07. Assignments. (a) At any time after the Merger Agreement has
                   -----------
been terminated in accordance with its terms, upon 20 Business Days prior written notice to the Borrower, the Lender may assign to an Eligible Assignee all of its rights and obligations under this Agreement (including, without limitation, all of its Commitment, the Advances owing to it and the Note held by
it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Facility and (ii) each such assignment shall be to an Eligible Assignee; provided further, however, that prior to any such assignment, the Borrower shall have the right to cause the Lender to assign all of its rights and obligations under this Agreement (including, without limitation, all of its Commitment, the Advances owing to it and the Note held by it) to any Person selected by the Borrower so long as (A) the assignment to such Person is completed within such 20 Business Day period, (B) the amount to be paid to the Lender in connection with such assignment is no less than the lesser of (x) the amount that such Eligible Assignee had agreed to pay to the Lender pursuant to such assignment, and (y) the sum of (1) the aggregate outstanding principal amount of the Advances, (2) accrued interest thereon to the date of payment of such principal amount and (3) all other amounts payable to the Lender under this Agreement, and
(C) the agreement pursuant to which such assignment was effected does not contain any ongoing obligation or liability of the Lender, except to the extent set forth in the form of Assignment and Acceptance attached hereto as Exhibit C; provided further, however, that if such assignment to such Person is not completed within such 20 Business Day period, then at any time after the end of such period, the Lender shall have the right to make such assignment to such Eligible Assignee on terms no more favorable to such Eligible Assignee than the original terms. Prior to the time the Merger Agreement has been terminated in accordance with its terms, the Lender may not assign any of its rights and obligations under this Agreement or the Note to any Person, other than to a wholly owned Subsidiary of the Lender.

     (b) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and have the rights and obligations of the Lender hereunder and (ii) the Lender assignor thereunder shall relinquish its rights (other than its rights under Sections 2.08 and 7.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement and such Lender shall cease to be a party hereto.

     (c) Upon execution and delivery of an Assignment and Acceptance the assignee Lender shall give prompt notice thereof to the Borrower. In the case of any such assignment, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Eligible Assignee in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

     (d) The Lender may, in connection with any assignment or proposed assignment pursuant to this Section 7.07, disclose to the assignee or proposed assignee any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower.

     SECTION 7.08. Execution in Counterparts. This Agreement may be executed in
                   -------------------------
any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

     SECTION 7.09. Release of Collateral. Upon the sale, lease, transfer or
                   ---------------------
other disposition of any item of Collateral of the Borrower in accordance with the terms of the Loan Documents, the Lender will, at the Borrower's expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents. Upon repayment or conversion in full of all of the Borrower's Obligations and termination of the Lender's Commitment hereunder, the Lender will, at the Borrower's expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

     SECTION 7.10. Jurisdiction, Etc. (a) Each of the parties hereto hereby
                   -----------------
irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other

Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     SECTION 7.11. Appointment of Attorney-in-Fact. By executing and delivering
                   -------------------------------
this Agreement, if the Merger Agreement has been terminated in accordance with its terms, then the Borrower hereby irrevocably appoints the Lender as its attorney-in-fact at all times from (a) the earlier of (i) July 12, 2002 and (ii) the occurrence of an Event of Default, to (b) the date on which all Advances and other Obligations of the Borrower under the Loan Documents are paid in full and the Lender no longer has any Commitment hereunder, to pay or prepay on behalf of the Borrower all amounts owing under or in respect of the Secured Facility Documents. The Borrower hereby agrees that during the period specified in the immediately preceding sentence, the Lender may, but shall be under no obligation to, pay or prepay all amounts owing under or in respect of the Secured Facility Documents. If and to the extent that the Lender has made any such payment or prepayment, the amount of such payment or prepayment shall be deemed to be Advance hereunder, regardless of the then existing Commitment or Unused Commitment.

     SECTION 7.12. Governing Law. This Agreement and the Note shall be governed
                   -------------
by, and construed in accordance with, the laws of the State of New York.

     SECTION 7.13. Restrictions on Certain Actions by the Lender. (a) So long as
                   ---------------------------------------------
any Obligations remain outstanding hereunder or the Lender holds any Conversion Securities, from and after the earlier of the Disapproval Date and, if the Approval Condition has not been met, August 1, 2001, and until such time as (x) the Initial Public Offering is consummated, (y) an Actual Change of Control has occurred or (z) the Lender ceases to own at least 10% of the Voting Interests of the Borrower, the Lender will not, nor will it permit any of its Affiliates, to

          (i) Acquire, announce an intention to acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire by purchase, by gift, by joining a partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act), or otherwise, any (A) assets, businesses or properties of the Borrower other than pursuant to the express terms of the Transaction Documents, or (B) shares of Common Stock, any additional shares of preferred stock or any other securities convertible into, exchangeable for or exercisable for Common Stock (collectively, "Voting Securities").

          (ii) Participate in the formation or encourage the formation of, or join or in any way participate with, any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than any Affiliate (to the extent permitted herein) that owns or seeks to acquire beneficial ownership of Voting Securities.

          (iii) Solicit, or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the Borrower.

          (iv) Initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Borrower or induce any other Person to initiate any stockholder proposal.

          (v) Deposit any Voting Securities in a voting trust or subject them to a voting agreement or other agreement or arrangement with respect to the voting of such Voting Securities.

          (vi) Otherwise act, alone or in concert with others, to seek to control the management, Board, policies or affairs of the Borrower or solicit, propose, seek to effect or negotiate with any other Person with respect to any form of business combination or other extraordinary transaction with the Borrower or any restructuring, recapitalization, similar transaction or other transaction not in the ordinary course of business with respect to the Borrower, solicit, make or propose or negotiate with any other Person with respect to, or announce an intent to make, any tender offer or exchange offer for any securities of the Borrower, or publicly disclose an intent, purpose, plan or proposal with respect to the Borrower, or any securities or assets of the Borrower, that would violate the provisions of this Section 7.13, or assist, participate in, facilitate or solicit any effort or attempt by any Person to do so or seek to do any of the foregoing.

     (b) The restrictions contained in Section 7.13(a) shall not apply to any pension plan or other employee benefit plan of the Lender or its Affiliates that is administered by an independent trustee or trustees.

     (c) Nothing contained in this Section 7.13 shall prevent the Lender or any of its Affiliates from voting any Voting Securities in accordance with the voting rights of such Voting Securities owned by the Lender or any of its Affiliates in their sole discretion, and to that extent, seeking to influence the policies or affairs of the Borrower.

     (d) Nothing contained in this Section 7.13 shall (i) prevent the Lender or any of its Affiliates that has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any Voting Securities from transferring or otherwise disposing of such Voting Securities to any Person, or
(ii) acquiring, announcing an intention to acquire, offering or proposing to acquire, soliciting an offer to sell or agreeing to acquire by purchase or otherwise any Voting Securities in the event of an Opposed Change of Control Event.

     (e) Nothing in this Section 7.13 shall preclude the Lender or its Affiliates from acquiring or being entitled to acquire securities in exchange for their shares of capital stock of the Borrower as a result of (i) any capital reorganization or reclassification of the capital stock of the Borrower, (ii) any consolidation, merger or share exchange of the Borrower with another Person, or (iii) any sale of substantially all the assets of the Borrower.

     (f) The Lender acknowledges and agrees that irreparable damage to the Borrower would occur if any of the provisions of this Section 7.13 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Borrower will be entitled to an injunction or injunctions to prevent breaches of this Section 7.13 and to enforce specifically its provisions in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which the Borrower may be entitled at law or in equity.

     SECTION 7.14. Waiver of Jury Trial. Each of the Borrower and the Lender
                   --------------------
irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, or the actions of the Lender in the negotiation, administration, performance or enforcement thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        RIVERDELTA NETWORKS, INC.


                                        By  /s/ David F. Callan
                                          -------------------------------
                                          Name:    David F. Callan
                                          Title:   President


                                        MOTOROLA, INC.


                                        By  /s/ Richard C. Smith
                                          -------------------------------
                                          Name:    Richard C. Smith
                                          Title:   Corporate Vice President &
                                                   Director Business Development